Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of FB Financial Corporation of our report dated March 16, 2018 relating to the consolidated financial statements of FB Financial Corporation, appearing in the Annual Report on Form 10-K of FB Financial Corporation for the year ended December 31, 2017.

/s/ RSM US LLP

Jacksonville, Florida
December 20, 2018